Exhibit 99.1

Multi-Color Corporation Announces Higher Organic Growth and Margin Results for Fiscal 2015

CINCINNATI, OHIO, June 5, 2015 – Multi-Color Corporation (NASDAQ: LABL) fourth quarter core earnings per share increased 9% to $0.74 per diluted share from $0.68 in the prior year quarter.

Fiscal 2015 highlights:

“Fiscal 2015 achieved 4% organic growth and a 2% of revenues improvement in margins to 21% core gross margin and 13% core operating margin. Core EPS increased to $3.20, up 50% over the prior year. We have seen benefits from prior year improvement and integration activities. This has resulted in a new minimum level of performance on which to build in fiscal 2016. Plus stronger cash flow and lower leverage positions us well to further develop our label markets,” said Nigel Vinecombe, President and CEO of Multi-Color Corporation.

•	Net revenues increased 15% to $810.8 million from $706.4 million in the prior year. Acquisitions occurring after the beginning of fiscal 2014 accounted for a 13% increase in revenue. Organic revenues increased 4%, 3% in volume and 1% due to the favorable impact of sales mix and pricing. Foreign exchange rates, primarily driven by the depreciation of the Australian dollar, the Euro and Latin American currencies, led to a 2% decrease in revenues year over year.

•	Gross profit increased $41.2 million or 31% compared to the prior year. Acquisitions occurring after the beginning of fiscal 2014 contributed $19.9 million to the increase. Core gross profit, excluding the impact of inventory purchase accounting charges, increased 31% or $41.1 million. Core gross margins increased to 21% of sales revenues for fiscal 2015 compared to 19% in the prior year primarily due to improved operating efficiencies in North America, South America and Asia Pacific.

•	Selling, general and administrative (SG&A) expenses increased $10.7 million or 19% compared to the prior year. SG&A increased $7.5 million due primarily to the impact of acquisitions occurring after the beginning of fiscal 2014, partially offset by a decrease of $1.5 million due to the favorable impact of foreign exchange rates, primarily driven by depreciation in the Australian dollar and the Euro. The remaining increase in core SG&A primarily relates to professional fees and compensation expenses. Core SG&A as a percentage of sales was 8% in fiscal 2015 and fiscal 2014. Non-core items relate to acquisition and integration expenses in both periods and were $1.8 million in fiscal 2015 compared to $2.3 million in fiscal 2014.

•	In November 2014, the Company announced plans to consolidate its manufacturing facilities located in Norway, Michigan and Watertown, Wisconsin into its other existing facilities. During fiscal 2015, the Company recorded facility closure expenses, primarily in connection with these closures, of $7.4 million, including $0.1 million in the fourth quarter. These expenses include a non-cash impairment charge of $5.2 million booked in the second quarter of fiscal 2015 related primarily to consolidation of the Company’s manufacturing facilities located in Norway, Michigan and Watertown, Wisconsin into its other existing facilities. During fiscal 2014, facility closure expenses were $1.2 million related to the closure of the Company’s manufacturing facility located in El Dorado Hills, California facility.

•

Operating income increased $36.8 million or 61% compared to the prior year. Core operating income increased 39% to $107.1 million from $77.3 million in the prior year. Core operating income increased due to improved operating efficiencies in North America, South America and Asia Pacific and a strong contribution from fiscal 2014 acquisitions. Acquisitions occurring after the beginning of fiscal 2014 contributed $12.5 million to the increase. Non-core items in fiscal 2015 relate to acquisition expenses of $1.8 million, facility closure expenses of $7.4 million and a goodwill impairment loss of $1 million related to finalization of the 2014 estimate for the Latin America Wine & Spirit reporting unit.

•	Interest expense increased $4.6 million or 21% compared to the prior year, including the write-off of $2.0 million of deferred financing fees as a result of debt refinancing in fiscal 2015. Core interest expense increased $1.8 million or 8% compared to the prior year primarily due to an increase in debt borrowings to finance fiscal 2014 acquisitions. The Company had $458.5 million of debt at March 31, 2015 compared to $478.2 million at March 31, 2014.

•	Other income, net was $0.3 million in fiscal 2015 compared to $5.9 million in the prior year. Core other income, net was $0.3 million in fiscal 2015. Non-core items in fiscal 2014 related to supplemental purchase price adjustments for businesses acquired in fiscal 2013 and 2014 for $2.5 million, income of $3.8 million related to settlement of a legal claim, and a loss on currency repatriation of $0.3 million.

•	The effective tax rate decreased to 35% in fiscal 2015 from 36% in the prior year. The effective tax rate on core net income was 35% in both fiscal 2015 and fiscal 2014. The Company expects its annual effective tax rate to be approximately 35% in fiscal 2016.

•	Diluted earnings per share (EPS) increased 59% to $2.71 per diluted share from $1.70 in the prior year. Excluding the impact of the non-core items noted below, core EPS increased 50% to $3.20 per diluted share from $2.14 per diluted share in the prior year.

•	Net income increased 62% to $45.7 million from $28.2 million in the prior year. Core net income increased 52% to $54.0 million from $35.6 million in the prior year.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for fiscal 2015 and fiscal 2014. Refer to the tables in Exhibit A for a reconciliation of adjustments made to gross profit, SG&A expenses, operating income, EBITDA, interest expense, other income (expense), income before income taxes and effective tax rate between reported GAAP and Non-GAAP results. The sum of the Earnings Per Share amounts may not equal the totals due to rounding.

	Year Ended
	03/31/15	Diluted	03/31/14	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net income and diluted EPS, as reported	$45,716	$2.71	$28,224	$1.70
Integration expenses, net of tax	—	—	781	0.05
Acquisition expenses, net of tax	1,497	0.09	1,137	0.07
Supplemental purchase price adjustments, net of tax	—	—	(2,451)	(0.15)
Loss on currency repatriation, net of tax	—	—	312	0.02
Legal claim agreement, net of tax	—	—	(3,800)	(0.23)
Facility closure expenses, net of tax*	4,533	0.27	738	0.04
Inventory purchase accounting charge, net of tax	67	**	120	0.01
Goodwill impairment loss, net of tax	951	0.06	13,475	0.81
Deferred loan fee write off, net of tax	1,225	0.07	—	—
Release of reserve uncertain tax positions, net of tax	—	—	(2,981)	(0.18)

Core net income and diluted EPS, (Non-GAAP)	$53,989	$3.20	$35,555	$2.14

*	Including $42 incurred in the three months ended June 30, 2014
**	Diluted EPS is less than $0.01

Fourth Quarter highlights:

•	Net revenues increased 6% to $205.5 million from $193.5 million compared to the prior year quarter. Net revenues increased $14.4 million or 7% due to acquisitions occurring after the beginning of the fourth quarter of fiscal 2014. Organic revenues increased 3% in volume and 1% due to the favorable impact of sales mix and pricing. Foreign exchange rates, primarily driven by the depreciation of the Australian dollar and the Euro, led to a decrease of 5% in revenues year over year.

•	Gross profit increased $5.2 million or 13% compared to the three months ended March 31, 2014. Acquisitions occurring after the beginning of fiscal 2014 contributed $2.1 million to the increase. Core gross profit, excluding the impact of inventory purchase accounting charges, increased 13% or $5.1 million. Core gross margins increased to 22% of sales revenues compared to 20% in the prior year quarter primarily due to improved operating efficiencies in North America, South America, and Asia Pacific.

•	Selling, general and administrative (SG&A) expenses increased $3.8 million or 24% compared to the prior year quarter. Acquisitions occurring after the beginning of fiscal 2014 contributed $1.8 million to the increase. Core SG&A, as a percentage of sales, was 9.0% for the current year quarter compared to 8.0% in the prior year quarter. Non-core items included in SG&A expenses in the three months ended March 31, 2015 and 2014 consisted of acquisition expenses of $1.0 million and $0.2 million, respectively.

•	During the three months ended March 31, 2015, facility closure expenses were $0.1 million related primarily to the closure of the Company’s manufacturing facilities in Norway, Michigan and Watertown, Wisconsin.

•	Operating income increased by $14.5 million to $24.7 million from $10.1 million in the three months ended March 31, 2014 which included a goodwill impairment loss related to the Latin America Wine & Spirit reporting unit of $13.5 million in the prior period. Core operating income increased 9% to $25.9 million from $23.8 million in the prior year quarter primarily due to improved operating efficiencies in North America, South America and Asia Pacific. Non-core items in the three months ended March 31, 2015 relate to acquisition expenses, facility closure expenses, and purchase accounting charges. Non-core items in the three months ended March 31, 2014 relate to goodwill impairment loss, acquisition expenses, facility closure expenses, and charges related to inventory purchase accounting. Acquisitions occurring after the beginning of fiscal 2014 contributed $0.3 million to the increase.

•	Other income, net was $0.1 million in the three months ended March 31, 2015 compared to $2.4 million in the prior year quarter. During the fourth quarter of 2014, other income included $2.5 million to increase the supplemental purchase price accruals owed to the sellers of businesses acquired in fiscal 2013 and 2014 to management’s best estimate of the liability. Core other income, net was $0.1 million in the three months ended March 31, 2015 compared to expense of $0.1 million in the prior year quarter.

•	The effective tax rate was 36% in the three months ended March 31, 2015 compared to 55% in the prior year quarter due primarily to the impact of goodwill impairment that was non-deductible for tax purposes in the prior year quarter. The effective tax rate on core net income was 35% in the three months ended March 31, 2015 compared to 34% in the prior year quarter.

•

Diluted earnings per share (EPS) increased to $0.69 per diluted share in the three months ended March 31, 2015 from $0.18 per diluted share in the prior year quarter. Excluding the impact of the non-core items noted below, core EPS increased 9% to $0.74 per diluted share from $0.68 per diluted share in the prior year quarter. Net income increased to $11.6 million from $3.1 million in the prior year quarter due primarily to non-core items including goodwill impairment loss of $13.5 million in relation to the Latin America Wine & Spirit reporting unit in the prior year quarter. Core net income increased 11% to $12.6 million from $11.3 million in the prior year quarter primarily due to stronger operating performance in North America, South America and Asia Pacific.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for the three months ended March 31, 2015 and 2014. Refer to the tables in Exhibit A for a reconciliation of adjustments made to gross profit, SG&A expenses, operating income, EBITDA, interest expense, other income (expense), income before income taxes, and effective tax rate between reported GAAP and Non-GAAP results. The sum of the Earnings Per Share amounts may not equal the totals due to rounding.

	Three Months Ended
	03/31/15 (in 000’s)	Diluted EPS	03/31/14 (in 000’s)	Diluted EPS

Net income and diluted EPS, as reported	$11,611	$0.69	$3,053	$0.18
Acquisition expenses, net of tax	844	0.05	230	0.01
Supplemental purchase price adjustments, net of tax	—	—	(2,451)	(0.15)
Facility closure expenses, net of tax	77	*	(136)	(0.01)
Inventory purchase accounting charge, net of tax	67	*	120	0.01
Goodwill impairment loss, net of tax	—	—	13,475	0.81
Deferred loan fee write off, net of tax	(33)	*	—	—
Release of reserve uncertain tax positions, net of tax	—	—	(2,981)	(0.18)

Core net income and diluted EPS, (Non-GAAP)	$12,566	$0.74	$11,310	$0.68

*	Diluted EPS is less than $0.01

Fourth Quarter and Fiscal Year 2015 Earnings Conference Call and Webcast

The Company will hold a conference call on June 5, 2015 at 9:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please call 888-713-4205 (participant code 86581078) or for international access, please call 617-213-4862 (participant code 86581078) by 8:45 a.m. (ET). A replay of the conference call will be available at 1:00 p.m. (ET) on June 5, 2015 through 11:59 p.m. (ET) on June 12, 2015 by calling 888-286-8010 (participant code 40563235) or internationally, by calling 617-801-6888 (participant code 40563235). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at http://www.mcclabel.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at:

https://www.theconferencingservice.com/prereg/key.process?key=PXMNM799B. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Such forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation: factors discussed in conjunction with a forward-looking statement; changes in global economic and business conditions; changes in business strategies or plans; raw material cost pressures; availability of raw materials; availability to pass raw material cost increases to our customers; interruption of business operations; changes in, or the failure to comply with, government regulations, legal proceedings and developments; acceptance of new product offerings, services and technologies; new developments in packaging; ability to effectively manage our growth and execute our long-term strategy; ability to manage foreign operations and the risks involved with them, including compliance with applicable anti-corruption laws; currency exchange rate fluctuations; ability to manage global political uncertainty; terrorism and political unrest; increases in general interest rate levels and credit market volatility affecting our interest costs; competition within our industry; the ability to consummate and successfully integrate acquisitions; ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; the risk that some of our goodwill may be or later become impaired; the success and financial condition of our significant customers; dependence on information technology; ability to market new products; our ability to maintain an effective system of internal control; our ability to detect and remediate our material weaknesses in our internal control over financial reporting; ongoing claims, lawsuits and governmental proceedings, including environmental proceedings; availability, terms and developments of capital and credit; dependence on key personnel; quality of management; ability to protect our intellectual property and the potential for intellectual property litigation; employee benefit costs; and risk associated with significant leverage. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition to the factors described in this paragraph, Part I, Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2014 contains a list and description of uncertainties, risks and other matters that may affect the Company.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Australia, New Zealand, South Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs over 3,700 associates across 37 operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

Multi-Color Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014

Net revenues	$205,465	$193,519	$810,772	$706,432
Cost of revenues	161,280	154,507	637,498	574,375

Gross profit	44,185	39,012	173,274	132,057
Gross margin	22%	20%	21%	19%
Selling, general and administrative expenses	19,398	15,626	68,012	57,293
Facility closure expenses	125	(216)	7,399	1,166
Goodwill impairment	—	13,475	951	13,475

Operating income	24,662	10,127	96,912	60,123

Interest expense	6,558	5,733	26,386	21,776
Other (income) expense, net	(82)	(2,369)	(346)	(5,910)

Income before income taxes	18,186	6,763	70,872	44,257
Income tax expense	6,575	3,710	25,156	16,033

Net income	$11,611	$3,053	$45,716	$28,224

Basic shares outstanding	16,613	16,409	16,623	16,342
Diluted shares outstanding	16,878	16,660	16,877	16,599

Basic earnings per share	$0.70	$0.19	$2.75	$1.73
Diluted earnings per share	$0.69	$0.18	$2.71	$1.70

Multi-Color Corporation

Selected Balance Sheet Information

(in thousands, except per share data)

Unaudited

	March 31, 2015	March 31, 2014

Current Assets	$207,972	$213,424
Total Assets	$927,371	$964,466
Current Liabilities	$108,021	$156,431
Total Liabilities	$637,898	$666,719
Stockholders’ Equity	$289,473	$297,747
Total Debt	$458,530	$478,202

Exhibit A

Non-GAAP Measurements: The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and more meaningful period-to-period comparisons of the Company’s financial and operating results, the Company reports certain Non-GAAP financial measurements as defined by the Securities and Exchange Commission.

The Company’s Non-GAAP financial measurements reported for the periods presented in this release are: core gross profit, core SG&A expenses, core operating income, core EBITDA, core interest expense, core other (income) expense, core net income, core diluted earnings per share, core income before income taxes, and core effective tax rate. These Non-GAAP financial measurements are adjusted to exclude the following non-core items: goodwill impairment charges, facility closure expenses, acquisition-related expenses, integration expenses, write off of deferred loan fees, loss on currency repatriation, expenses related to a legal claim settlement, release of certain tax positions, severance related expenses, purchase accounting charges, and supplemental purchase price adjustments related to FY13 and FY14 acquisitions. These Non-GAAP financial measures provide investors with an understanding of the Company’s gross profit, SG&A expenses, operating income, EBITDA, interest expense, other (income) expense, net income, diluted EPS, income before income taxes and effective tax rate adjusted to exclude the effect of the non-core items identified above. EBITDA is a Non-GAAP financial measure used to measure operating results, defined as earnings before interest, taxes, depreciation and amortization, and other non-operating income and expenses. We believe that these Non-GAAP financial measures assist investors in making a consistent comparison of these measures for its three months and fiscal years ended March 31, 2015 and 2014 compared to the results of the prior periods. In addition, management uses these Non-GAAP financial measures internally to perform trend analysis and analyze operating performance to ensure resources are allocated effectively. The Non-GAAP measures allow management to analyze trends and performance without masking or distorting the results with the special items identified by management.

The following tables show adjustments made to gross profit, SG&A expenses, operating income, EBITDA, interest expense, other (income) expense, income before income taxes, and effective tax rate, between reported GAAP and Non-GAAP results for the three months and fiscal years ended March 31, 2015 and 2014:

Core Gross Profit:

	Three Months Ended		Year Ended
	03/31/15 (in 000’s)	03/31/14 (in 000’s)	03/31/15 (in 000’s)	03/31/14 (in 000’s)
Gross profit, as reported	$44,185	$39,012	$173,274	$132,057
Inventory purchase accounting charge	78	190	78	190

Core gross profit, (Non-GAAP)	$44,263	$39,202	$173,352	$132,247

Core gross profit, (Non-GAAP) as a % of net revenues	21.5%	20.3%	21.4%	18.7%

Core SG&A Expenses:

	Three Months Ended		Year Ended
	03/31/15 (in 000’s)	03/31/14 (in 000’s)	03/31/15 (in 000’s)	03/31/14 (in 000’s)
SG&A expenses, as reported	$19,398	$15,626	$68,012	$57,293
Integration expenses	—	—	—	(1,116)
Acquisition expenses	(999)	(230)	(1,787)	(1,201)

Core SG&A expenses, (Non-GAAP)	$18,399	$15,396	$66,225	$54,976

Core SG&A expenses, as a % of net revenues, (Non-GAAP)	9.0%	8.0%	8.2%	7.8%

Core Operating Income and Core EBITDA:

	Three Months Ended		Year Ended
	03/31/15 (in 000’s)	03/31/14 (in 000’s)	03/31/15 (in 000’s)	03/31/14 (in 000’s)
Operating income, as reported	$24,662	$10,127	$96,912	$60,123
Integration expenses	—	—	—	1,116
Acquisition expenses	999	230	1,787	1,201
Inventory purchase accounting charge	78	190	78	190
Goodwill impairment	—	13,475	951	13,475
Facility closure expenses	125	(216)	7,399	1,166

Core operating income, (Non-GAAP)	$25,864	$23,806	$107,127	$77,271

Core operating income, as a % of net revenues, (Non-GAAP)	12.6%	12.3%	13.2%	10.9%

Depreciation	$7,481	$7,570	$29,828	$27,995
Amortization	2,888	2,839	11,541	9,823

Core EBITDA, (Non-GAAP)	$36,233	$34,215	$148,496	$115,089

% of net revenues	17.6%	17.7%	18.3%	16.3%

Core Interest Expense:

	Three Months Ended		Year Ended
	03/31/15 (in 000’s)	03/31/14 (in 000’s)	03/31/15 (in 000’s)	03/31/14 (in 000’s)
Interest expense, as reported	$6,558	$5,733	$26,386	$21,776
Loss on write-off of deferred financing fees	54	—	(2,001)	—
Interest expense, uncertain tax positions	—	840	—	840

Core interest expense, (Non-GAAP)	$6,612	$6,573	$24,385	$22,616

Core Other (Income) Expense, Net:

	Three Months Ended		Year Ended
	03/31/15 (in 000’s)	03/31/14 (in 000’s)	03/31/15 (in 000’s)	03/31/14 (in 000’s)
Other (income) expense, net, as reported	$(82)	$(2,369)	$(346)	$(5,910)
Legal claim agreement	—	—	—	3,800
Supplemental purchase price adjustments	—	2,451	—	2,451
Loss on currency repatriation	—	—	—	(312)

Core other (income) expense, net (Non-GAAP)	$(82)	$82	$(346)	$29

Core Effective Tax Rate:

	Three Months Ended		Twelve Months Ended
	03/31/15 (in 000’s)	03/31/14 (in 000’s)	03/31/15 (in 000’s)	03/31/14 (in 000’s)
Income before income taxes, as reported	$18,186	$6,763	$70,872	$44,257
Non-core items	1,148	10,388	12,216	10,369

Core income before income taxes, (Non-GAAP)	$19,334	$17,151	$83,088	$54,626

	Three Months Ended		Twelve Months Ended
	03/31/15 (in 000’s)	03/31/14 (in 000’s)	03/31/15 (in 000’s)	03/31/14 (in 000’s)
Income tax expense, as reported	$6,575	$3,710	$25,156	$16,033
All other non-core items	193	(9)	3,943	898
Release of reserve for uncertain tax positions	—	2,140	—	2,140

Core income tax expense, (Non-GAAP)	$6,768	$5,841	$29,099	$19,071

Effective tax rate	36%	55%	35%	36%
Core effective tax rate (Non-GAAP)	35%	34%	35%	35%

For more information, please contact: Sharon E. Birkett

Vice president and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311